EXHIBIT 99.1

PRIMUS TELECOMMUNICATIONS REDUCES DEBT BY $63 MILLION

THROUGH PRIVATE EXCHANGES

McLEAN, VA – (MARKET WIRE) – May 22, 2008 – PRIMUS Telecommunications Group, Incorporated (“Group” or the “Company”) (OTCBB: PRTL), a global facilities-based integrated telecommunications services provider, today announced that it had reduced its outstanding principal amount of indebtedness by $63.2 million through private exchange transactions.

In aggregate, $67.1 million principal amount of 14  1/4% Senior Secured Notes were newly issued under an existing indenture by Primus Telecommunications IHC, Inc., an indirect wholly-owned subsidiary of Group, and were exchanged, together with $4.7 million in cash, for a total of $130.3 million of outstanding debt comprised of the following: $5.3 million principal amount of 12  3/4% Senior Notes due 2009 issued by Group; $43.0 million principal amount of 3  3/4% Convertible Senior Notes due 2010 issued by Group; $33.0 million principal amount of 5% Exchangeable Senior Notes due 2010 issued by Primus Telecommunications Holding, Inc. (“Holding”), a wholly-owned subsidiary of Group; and $49.0 million principal amount of 8% Senior Notes due 2014 issued by Holding.

Thus, in the aggregate, $67.1 million principal amount of newly issued debt, plus $4.7 million in cash, was exchanged for $130.3 million principal amount of outstanding debt. We estimate, as a result of the exchange transactions, the Company’s annualized cash interest expense will increase by approximately $1.7 million.

*    *    *

PRIMUS Telecommunications Group, Incorporated (OTCBB: PRTL) is an integrated communications services provider offering international and domestic voice, voice-over-Internet protocol (VOIP), Internet, wireless, data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, the United Kingdom and western Europe. PRIMUS provides services over its global network of owned and leased transmission facilities, including approximately 500 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 18 carrier-grade international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, PRIMUS is based in McLean, Virginia.

For more information:

John DePodesta

Executive Vice President

PRIMUS Telecommunications Group, Incorporated

703 748-8050

ir@primustel.com